UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 26, 2010

ICONIX BRAND GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481903
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1450 Broadway, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code     (212) 730-0030

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On April 26, 2010, Iconix Brand Group, Inc., a Delaware corporation (the “Registrant” or “Iconix”), entered into an Interest Purchase Agreement (the “Purchase Agreement”) with United Feature Syndicate, Inc., a New York corporation (“UFS”) and The E.W. Scripps Company, an Ohio corporation (the “Parent”) (Parent and UFS, collectively, the “Sellers”).

Pursuant to the Purchase Agreement, the Registrant has agreed to buy all of the issued and outstanding Interests (“Interests”) of Character Licensing, LLC, a newly formed Delaware limited liability company (“CL”), which will own the Peanuts Assets (as defined below).  On or prior to the Closing Date, Iconix will assign its right to buy all of the Interests to a joint venture (the “JV”) owned 80% by Iconix’ wholly-owned subsidiary, Icon Entertainment LLC, a Delaware limited liability company (“IE”), and 20% by Beagle Scout LLC, a  Delaware limited liability company (“Beagle”) owned by certain Schulz family trusts. The Interests will be purchased by the Registrant through the JV.

On or prior to the date of the closing of the transactions contemplated by the Purchase Agreement (the “Closing Date”), UFS shall contribute and transfer to CL all of its right, title and interest in, to and under (i) any and all of the assets used exclusively in UFS’ licensing business, which includes the Peanuts brand and related assets; (ii) the licensing and character representation business of United Media Licensing, a division of UFS, which includes Dilbert and Fancy Nancy; (iii) certain assets of UFS’ syndication and web businesses; and (iv) all of the issued and outstanding shares of each of United Media Kabushiki Kaisha and UMNet Y.K., each a corporation formed under the laws of Japan (collectively, the “Peanuts Assets”).  In addition, Iconix has agreed to hire certain employees of Seller as of the Closing Date.

 On or prior to the Closing Date, IE and Beagle will enter into an operating agreement with respect to the JV.  Iconix will contribute $141,000,000 in cash to the JV in exchange for its 80% ownership interest.  Beagle will contribute $34,000,000 to the JV in cash and promissory notes.

The purchase price for the Interests will be $175,000,000 in cash, subject to a working capital adjustment on the Closing Date.

The Purchase Agreement contains customary representations, warranties and covenants, and the transactions contemplated by the Purchase Agreement are subject to customary closing conditions, including the expiration or termination of waiting periods applicable to the transactions contemplated in the Purchase Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other antitrust or similar clearance that may be required by foreign jurisdictions. Iconix, on the one hand, and the Sellers on the other hand, have each agreed, subject to certain limitations, to indemnify the other for damages arising from the breach of its representations, warranties, covenants or obligations in the Purchase Agreement.

The description of the Purchase Agreement above does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as an exhibit to this Report. The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Registrant or the other parties thereto. The Purchase Agreement contains customary representations and warranties the parties thereto made to, and solely for the benefit of, the other parties thereto. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of such agreement. In addition, the Purchase Agreement is modified by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of such agreement, which subsequent information may or may not be fully reflected in the Registrant’s public disclosures.

Item 2.02	Results of Operations and Financial Condition. and Exhibits.

On April 27, 2010, Iconix issued a press release announcing its financial results for the fiscal quarter and ended March 31, 2010.  As noted in the press release, Iconix has provided certain non-U.S. generally accepted accounting principles (“GAAP”) financial measures, the reasons it provides such measures and a reconciliation of the non-U.S. GAAP measures to U.S. GAAP measures. Readers should consider non-GAAP measures in addition to, and not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. A copy of Iconix’ press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Purchase Agreement dated as of April 26, 2010 by and among Iconix Brand Group, Inc., United FeatureSyndicate, Inc. and The E.W. Scripps Company.

99.1	Press Release dated April 27, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICONIX BRAND GROUP, INC.
(Registrant)

By:	/s/ Warren Clamen
Name: Warren Clamen
Title: Executive Vice President and Chief Financial Officer

Date: April 30, 2010